EXHIBIT 23.1

[LETTERHEAD OF SELIGSON & GIANNATTASIO, LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1/A of Oxis International, Inc. of our report dated March 30, 2016, relating to our audit of the consolidated financial statements as of and for the years ended December 2015 and 2014, which appears in the Annual Report on Form 10-K of Oxis International, Inc. for the year ended December 31, 2015. Our report included an explanatory paragraph expressing substantial doubt about the ability of Oxis International, Inc. to continue as a going concern.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Seligson & Giannattasio, LLP
Seligson & Giannattasio, LLP

White Plains, New York
August 24, 2016